Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results

for the First Quarter Ended April 4, 2021

SARASOTA, FL, May 14, 2021 (GLOBE NEWSWIRE)— Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR) today reported its financial results for the first fiscal quarter of 2021 ending April 4, 2021.

Financial Summary

•	Net Sales of $21,896,001 increased 31.2% quarter-to-quarter and 3.6% versus pre-COVID-19 prior year period

•	Net Income was $1,036,001 versus $280,274 for first quarter of last year

•	Net Income per Common Share was $0.06 versus a loss of ($0.14) last year

Overview

The first quarter of fiscal 2021 marked a return to profitability for the Company as customers stepped up their production to meet heightened demand levels as COVID-19 related restrictions eased, particularly in the U.S. However, this quarter cannot be characterized as a return to normalcy as we continued to face challenges such as a significant increase in raw material prices. We raised prices late in the first quarter of this year which will help mitigate the cost increases, but the timing will benefit future periods more than the first quarter.

Despite the challenges, we increased Net Sales sequentially for the third consecutive quarter which, when combined with a continued focus on operating efficiencies, lead us to a meaningful improvement in financial metrics. Gross Profit margins improved to 14.8% this quarter versus 12.9% for all of last year and Net Income this quarter was $1,036,001 versus a significant loss for all of Fiscal 2020. As business conditions normalize, we expect that our quarter-to-quarter results will lead to further improvement of our financial performance.

Net Sales

The first quarter of Fiscal 2021 continued to show quarterly sequential growth as Net Sales increased to $21,896,001 which represented an increase of 31.2% versus the previous quarter and an increase of 3.6% versus the pre-COVID-19 first quarter of last year. Globally, Automotive Sector sales were 64.0% of total Net Sales, increasing 5.4% as compared to the first quarter of last year. Our Industrial Sector sales were nearly equal to the pre-COVID-19 prior year period, representing 36.0% of overall Net Sales. Approximately 85% of our Industrial Sector sales are from our U.S. operations. Our technically based product lines were in sharp demand this quarter as major equipment and recreational vehicle manufacturers increased production levels to meet strong demand. Lagging this quarter were sales to the hospitality industry. We are optimistic that this is just delayed sales and will increase as hospitality entities begin to further open up.

From a geographic perspective, the revenue of our U.K. operations was up sharply this quarter, increasing 13.4% versus the prior year quarter. Approximately 90% of sales from our U.K. operations were to the automotive industry and because of the COVID-19 issues, we were furloughed two weeks towards the end of the first quarter of last year which had a dampening effect on sales. We are pleased with the level of sales this quarter, but the magnitude of the year-to-year gains should be tempered because of the weakness of the prior year.

While comparisons to the prior year period will become increasingly less meaningful as we progress through this year because of the COVID-19 impact on the sales of Fiscal 2020, it is noteworthy as to the sequential improvement in Net Sales each quarter. There is concern as to the impact of the supply chain issues on sales for the next quarter or so. Although this can be a significant impediment in the short-term, we believe we are positioned to meet the demand for our products in the revitalized economies around the world.

Net Income

Net Income for the first quarter of Fiscal 2021 was $1,036,001 compared to $280,274 for the first quarter of Fiscal 2020. During the first quarter of Fiscal 2021, the Company received a $2.0 million loan from the U.S. government's Payroll Protection Program ("PPP"). Under the terms of the program, all or a portion of the loan would be forgiven as the Company incurred qualifying PPP expenses (e.g., payroll, leases, utilities) and substantially met the terms for forgiveness. Accordingly, for the first quarter of Fiscal 2021, the Company recorded income from the PPP funding of $838,864, which is equal to the eligible expenses it incurred to date and the amount of debt forgiveness it expects to receive. Excluding the income from the PPP funding, Net Income for the quarter would have been $197,137.

Gross Profit margin for the quarter was 14.8%, which was greater than the 12.9% for all of Fiscal 2020, but below last year’s first quarter pre-COVID-19 level of 18.1%. The biggest negative impact on margins has been the rapid inflation of raw material costs. We raised prices late in the first quarter of this year which will help mitigate the cost increases, but the timing will benefit future periods more than the first quarter. Continued raw material price inflation and supply chain disruptions remain a challenge as we look to the short-term.

We reduced Operating Expenses this quarter by 4.7% as compared to the first quarter of last year. Cost reduction efforts are a primary objective of the Company. Additionally, selling and research and development activities (e.g., travel and new trials) have not returned to their pre-COVID-19 levels.

Net Income (Loss) Allocable to Common Shareholders

Net Income Allocable to Common Shareholders was $219,587 or $0.06 per common share versus a loss of $512,561 or ($0.14) per common share. All Income (Loss) results and per share results are after an expense for preferred stock dividends. Payment for such dividends for both periods was deferred to preserve cash and provide additional liquidity.

Weighted average shares outstanding were 3,736,006 for both fiscal first quarters.

For further details, see the Company’s Form 10-Q filed on May 14, 2021.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2020 was derived 59.6% from the automotive industry and approximately 40.4% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400 vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

	(Unaudited)

ASSETS	April 4, 2021	January 3, 2021
CURRENT ASSETS
Cash and cash equivalents	$1,820,504	$1,656,882
Accounts receivable, net	13,232,799	10,114,819
Inventories, net	18,806,113	17,952,850
Other current assets	2,032,971	1,841,153
Related party receivable	30,273	907
Total Current Assets	35,922,660	31,566,611

PROPERTY AND EQUIPMENT, NET	18,149,788	18,491,122
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	6,144,689	6,242,736

OTHER ASSETS
Intangible assets	3,402,599	3,388,357
Goodwill	1,079,175	1,079,175
Other long-term assets	4,801,496	4,679,990
Total Other Assets	9,283,270	9,147,522

TOTAL ASSETS	$69,500,407	$65,447,991

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$108,676	$275,297
Lines of credit	18,629,921	17,760,583
Current maturities of long-term debt	1,774,366	1,432,301
Current maturities of finance lease liabilities	243,327	257,298
Accounts payable	8,428,939	7,344,785
Accrued expenses and other liabilities	9,113,066	7,987,333
Current maturities of related party finance lease liabilities	153,658	149,366
Current portion of postretirement benefit liability - health and life	162,977	162,977
Total Current Liabilities	38,614,930	35,369,940

LONG-TERM LIABILITIES
Long-term debt, less current portion	7,916,753	7,338,762
Finance lease liabilities, less current portion	176,339	235,116
Operating lease liabilities, less current portion	5,829,177	5,893,268
Related party finance lease liabilities, less current portion	2,465,810	2,504,404
Long-term debt to related parties	4,216,566	4,216,566
Postretirement benefit liability - health and life, less current portion	2,701,077	2,713,585
Other long-term liabilities	934,834	807,190
Total Long-Term Liabilities	24,240,556	23,708,891
Total Liabilities	62,855,486	59,078,831

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 3,736,006 shares issued and outstanding as of April 4, 2021 and January 3, 2021	3,736	3,736
Additional paid-in capital	35,290,590	35,290,590
Accumulated deficit	(28,515,083)	(28,734,670)
Accumulated other comprehensive loss	(1,215,147)	(1,271,321)
Total Stockholders' Equity	6,644,921	6,369,160

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$69,500,407	$65,447,991

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	April 4, 2021	April 5, 2020

NET SALES	$21,896,001	$21,140,124

COST OF GOODS SOLD	18,658,664	17,309,542

Gross Profit	3,237,337	3,830,582

OPERATING EXPENSES:
Selling	898,712	992,447
General and administrative	1,579,027	1,603,717
Research and development	327,458	348,402
OPERATING EXPENSES	2,805,197	2,944,566

Operating Income	432,140	886,016

OTHER INCOME (EXPENSE):
Interest expense	(403,746)	(467,483)
Funding from Paycheck Protection Program	838,864	-
Other income (expense)	206,304	(190,889)
Net Other Income (Expense)	641,422	(658,372)

INCOME BEFORE TAX PROVISION	1,073,562	227,644

TAX PROVISION (BENEFIT)	37,561	(52,630)

NET INCOME	1,036,001	280,274

Preferred stock dividend	(816,414)	(792,835)

NET INCOME (LOSS) ALLOCABLE TO COMMON SHAREHOLDERS	$219,587	$(512,561)

INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.06	$(0.14)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	3,736,006	3,736,006